Exhibit 99.1

News Release

HANOVER COMPRESSOR COMPANY 12001 N. Houston Rosslyn Houston, TX 77086 (281) 447-8787 Contact: Lee Beckelman

HANOVER COMPRESSOR REPORTS FOURTH QUARTER AND FULL
YEAR 2004 FINANCIAL RESULTS

HOUSTON, February 18, 2005 – Hanover Compressor Company (NYSE:HC), a global market leader in full service natural gas compression and a leading provider of service, fabrication and equipment for oil and natural gas processing and transportation applications, today reported financial results for the quarter and year ended December 31, 2004.

Summary
Fourth quarter 2004 revenue increased to $310.1 million, an 18% increase over fourth quarter 2003 revenue of $262.2 million.

EBITDA from continuing operations (consolidated income (loss) from continuing operations before interest expense, leasing expense, provision for (benefit from) income taxes, depreciation and amortization, and goodwill impairment) for the fourth quarter 2004 was $67.4 million, a 14% increase over fourth quarter 2003 EBITDA of $58.9 million. Due primarily to the weakening of the U.S. Dollar relative to the Euro, the company’s fourth quarter 2004 EBITDA included approximately $4.5 million in foreign currency translation gains related to the re-measurement of the company’s subsidiaries’ dollar denominated inter-company debt. In addition, the company’s production and processing equipment fabrication margin was negatively impacted by approximately $1.7 million due primarily to the weakening of the U.S. Dollar relative to the Euro and Canadian Dollar. Included in fourth quarter 2003 EBITDA was a $2.7 million non-cash charge to provide for the estimated cost of the securities-related litigation settlement.

Net loss for the fourth quarter 2004 was $20.2 million, or $0.24 per share compared with a net loss of $36.4 million, or $0.45 per share in the fourth quarter 2003. The company’s provision for income taxes for the fourth quarter of 2004 and 2003 did not include a full tax benefit for the company’s tax loss in the U.S. and certain international jurisdictions. The fourth quarter 2003 net loss also included $7.5 million in pre-tax charges for the estimated cost of securities-related litigation settlement, the write-off of deferred financing costs and the write-down of the company’s investment in discontinued operations.

For the year ended December 31, 2004, revenue increased to $1,188.6 million, an 11% increase over 2003 revenue of $1,075.1 million. EBITDA for 2004 increased to $293.0 million, a 31% increase over 2003 EBITDA of $223.1 million. For the year, Hanover recorded a net loss of $44.0 million, or $0.52 per share, compared to a net loss of $208.3 million, or $2.57 per share in 2003. Included in the 2004 net loss was a $4.0 million gain on the early cancellation of the note that was issued as part of the securities-related litigation settlement. The net loss for 2003 included $250.6 million in pre-tax charges.

“While the fourth quarter 2004 was an improvement over the fourth quarter 2003, we are still not where we want to be in terms of operating performance” said John Jackson, President and Chief Executive Officer of Hanover. “In 2004, we continued to make progress in improving our operating performance as evidenced by our increased revenue and EBITDA and demonstrated capital discipline which allowed us to reduce leverage by approximately $149 million during the year. Going into 2005, we are focused on improving our operating margins and fleet utilization, reducing interest costs through continued debt reduction, and growing the business prudently, all with a focus on improving our return on capital deployed.”

Summary of Business Segment Results

U.S. Rentals
(in thousands)

	Three months ended December 31,			Year ended December 31,
			Increase			Increase
	2004	2003	(decrease)	2004	2003	(decrease)
Revenue	$85,432	$82,458	4%	$341,570	$324,186	5%
Operating expense	36,275	33,382	9%	144,580	127,425	13%

Gross profit	$49,157	$49,076	0%	$196,990	$196,761	0%
Gross margin	58%	60%	(2)%	58%	61%	(3)%

U.S. rental revenue in the fourth quarter 2004 increased by approximately 4% over fourth quarter 2003 revenue. Fourth quarter 2004 gross profit was flat and gross margin decreased from fourth quarter 2003 due to increased maintenance and repair expense.

For the full year 2004, U.S. rental revenue increased from 2003, while gross margin decreased leading to gross profit being approximately flat with 2003 gross profit. 2004 gross margin was negatively impacted by increased maintenance and repair expense.

International Rentals
(in thousands)

	Three months ended December 31,			Year ended December 31,
			Increase			Increase
	2004	2003	(decrease)	2004	2003	(decrease)
Revenue	$55,702	$50,300	11%	$214,598	$191,301	12%
Operating expense	18,416	18,569	(1)%	63,953	61,875	3%

Gross profit	$37,286	$31,731	18%	$150,645	$129,426	16%
Gross margin	67%	63%	4%	70%	68%	2%

Fourth quarter 2004 and the full year 2004 international rental revenue and gross profit increased, compared to the same periods a year earlier, due to increased compression and plant rental activity, primarily in Argentina, Brazil and Mexico. Hanover’s 2003 revenue and gross margin included approximately $2.7 million in fourth quarter 2002 revenue that was not recognized until 2003 due to concerns about the ultimate receipt as a result of the strike by workers of the national oil company in Venezuela.

Parts, Service and Used Equipment
(in thousands)

	Three months ended December 31,			Year ended December 31,
			Increase			Increase
	2004	2003	(decrease)	2004	2003	(decrease)
Revenue	$45,784	$47,008	(3)%	$180,321	$164,935	9%
Operating expense	37,177	37,474	(1)%	135,929	123,255	10%

Gross profit	$8,607	$9,534	(10)%	$44,392	$41,680	7%
Gross margin	19%	20%	(1)%	25%	25%	0%

Parts, service and used equipment revenue and gross profit for the fourth quarter 2004 was slightly lower than the same period a year earlier due primarily to lower used equipment sales partially offset by increased parts and service activity in the U.S. Parts, service and used equipment revenue includes two business components: parts and service; and used rental equipment and installation sales. For the fourth quarter 2004, parts and service revenue was $42.2 million with a gross margin of 22%, compared to $35.7 million and 26%, respectively, for the same period a year ago. Used rental equipment and installation sales revenue in the fourth quarter was $3.6 million with a gross margin of (17)%, compared to $11.3 million at a 3% gross margin for the same period a year earlier. The company’s used rental equipment and installation sales and gross margin vary significantly from period to period and are dependent upon the exercise of purchase options on rental equipment by customers and the start of new projects by customers.

For the full year 2004, parts, service and used equipment revenue was higher than 2003 results due primarily to increased demand as a result of strong industry conditions. Parts and service revenue was $139.3 million with a gross margin of 24% for 2004, compared to $125.5 million in revenue with a gross margin of 29% in 2003. The decrease in margin in parts and service was primarily due to a decrease in margin in the company’s U.S. parts and service business, which has not performed as anticipated, and continues to be an area where the company is working to improve results. Used rental equipment and installation sales revenue was $41.1 million with a gross margin of 27% compared to $39.4 million with a gross margin of 14% in 2003.

Compression and Accessory Fabrication
(in thousands)

	Three months ended December 31,			Year ended December 31,
			Increase			Increase
	2004	2003	(decrease)	2004	2003	(decrease)
Revenue	$39,715	$25,057	59%	$158,629	$106,896	48%
Operating expense	37,248	22,972	62%	144,832	96,922	49%

Gross profit	$2,467	$2,085	18%	$13,797	$9,974	38%
Gross margin	6%	8%	(2)%	9%	9%	0%

For the fourth quarter and full year 2004, compression fabrication revenue and gross profit increased, compared to 2003, due primarily to increased sales activity. Gross margin in the fourth quarter 2004 was lower than the same period a year earlier due primarily to increased warranty expense.

Production and Processing Equipment Fabrication
(in thousands)

	Three months ended December 31,			Year ended December 31,
			Increase			Increase
	2004	2003	(decrease)	2004	2003	(decrease)
Revenue	$77,645	$49,508	57%	$270,284	$260,660	4%
Operating expense	71,694	45,401	58%	242,251	234,203	3%

Gross profit	$5,951	$4,107	45%	$28,033	$26,457	6%
Gross margin	8%	8%	0%	10%	10%	0%

Production and processing equipment fabrication revenue and gross profit for the fourth quarter 2004 increased over fourth quarter 2003 due to increased activity. Included in production and processing equipment fabrication revenue and expense for the fourth quarter 2004 was $36.9 million in revenue and $34.9 million in expense for Belleli, compared to $22.7 million in revenue and $19.8 million in expense for Belleli in the fourth quarter 2003. Production and processing equipment gross margin during the fourth quarter 2004 was negatively impacted by approximately $1.7 million due primarily to the weakening of the U.S. Dollar, relative to the Euro and the Canadian Dollar.

2004 production and processing equipment revenue was higher than 2003 revenue because of increased revenue at Belleli. Included in 2004 was $137.6 million in revenue and $124.2 million in expense for Belleli, compared to $116.8 million in revenue and $105.3 million in expense in 2003.

Selling, general, and administrative expense (“SG&A”) for the fourth quarter 2004 was $46.9 million, compared to $41.5 million in the fourth quarter 2003. Fourth quarter 2004 SG&A expense was negatively impacted by approximately $3.0 million in additional auditing and consulting expense for the implementation of Sarbanes-Oxley 404 and increased severance expense of $1.6 million during the quarter.

As a percentage of revenue, SG&A expense for 2004 was 15%, flat compared to 2003. SG&A expense in 2004 was $173.1 million compared to $159.9 million in 2003. The increase in SG&A expense for the year was due primarily to increased auditing and consulting expense for Sarbanes-Oxley of approximately $6.4 million, increased severance expense of approximately $2.3 million, and increased relocation and office start up expenses for new offices and personnel in Russia and increased municipal taxes due to increased business activity, primarily in Latin America.

Depreciation and amortization expense for the quarter increased to $46.4 million, compared to $44.8 million for the same period a year ago. Depreciation and amortization expense in the fourth quarter 2003 included $2.5 million to write-off deferred financing costs associated with the company’s old bank credit facility and compression equipment lease obligations that were refinanced in December 2003. Fourth quarter 2004 depreciation and amortization increased, compared to the same period a year ago, primarily due to increased depreciation expense due to additions to the rental fleet, including maintenance capital, placed in service during the year.

Depreciation and amortization expense for 2004 was $175.3 million, compared to $169.2 million in 2003. 2003 depreciation and amortization expense included a $14.3 million non-cash charge to write-down a portion of the company’s compression rental fleet. Depreciation and amortization expense increased in 2004, in comparison to 2003, due to additions to the rental fleet, including maintenance capital, placed in service during the year and a full year of depreciation for the company’s ERP information system, which the company began depreciating in July 2003.

The company’s effective tax rate for the fourth quarter 2004 was (47)% compared to (130)% for the fourth quarter 2003. For 2004, Hanover’s effective tax rate was (84)%, compared to (3)% in 2003. Due to the company’s recent tax losses in certain jurisdictions (primarily U.S.), Hanover cannot reach the conclusion that it is “more likely than not” that certain of it’s deferred tax assets will be realized in the near future. Accordingly, the company’s provision for income taxes for the fourth quarter of 2004 did not include a full tax benefit for the company’s tax loss in the U.S. and certain international jurisdictions.

Financial results for the full year 2004 reflect the operations and the impact of the previously announced sale of the company’s Canadian compression rental assets and ownership interest in Collicut Energy Services Ltd. (“Collicut”) as discontinued operations. Prior period results have been reclassified to conform to the 2004 financial statement classification. The company sold its Canadian compression rental fleet, which as of September 30, 2004 consisted of approximately 84,000 horsepower. For the nine months ended September 30, 2004 this operation had approximately $14.9 million of revenue, EBITDA of approximately of $8.2 million and depreciation of approximately $2.7 million. The sale of the Canadian compression rental fleet and the company’s interest in Collicut resulted in a $2.1 million gain, net of tax.

Liquidity and Other
Hanover had capital expenditures of approximately $33 million in the fourth quarter 2004, compared to approximately $37 million for the same period last year. For 2004, Hanover had capital expenditures of approximately $90 million compared to $142 million in 2003. At December 31, 2004, the company had approximately $1.64 billion in debt and compressor lease obligations, including approximately $7 million outstanding under its $350 million bank credit facility and had approximately $38 million in cash on its balance sheet.

Total compression horsepower at December 31, 2004 was approximately 3,309,000, including approximately 2,551,000 horsepower in the United States and approximately 758,000 horsepower internationally. Hanover’s compression horsepower utilization rate as of December 31, 2004, on a total horsepower basis, was approximately 81.9%, an increase over utilization of approximately 81.5% at September 30, 2004 and 80.9% at December 31, 2003. U.S. and international utilization at December 31, 2004 was approximately 77.2% and 97.5%, respectively, compared to approximately 76.4% and 95.9%, respectively, at September 30, 2004, and approximately 76.1% and 94.4%, respectively, at December 31, 2003. Utilization percentages for periods prior to December 31, 2004 include the company’s Canadian compression rental fleet.

At December 31, 2004, Hanover’s third-party fabrication backlog, excluding Belleli, was approximately $141 million, a 204% increase from fourth quarter 2003 levels. Compared to the third quarter 2004, the company’s backlog, excluding Belleli, increased by approximately 22%. Backlog for Belleli at December 31, 2004 was approximately $150 million, compared to approximately $142 million at September 30, 2004 and $107 million at December 31, 2003.

2005 Guidance
For 2005, Hanover anticipates EBITDA from continuing operations to be between $280 million and $320 million. The company anticipates capital expenditures for 2005 to be in the $125 million to $150 million range, including maintenance capital expenditures that are anticipated to be between $40 million to $50 million.

Conference Call Details
Hanover will host a conference call at 11:00 a.m. Eastern Time, Friday, February 18, 2005 to discuss financial results and other matters for the fourth quarter and full year ended December 31, 2004. To access the call, U.S. and Canadian participants should dial (877) 639-1065, international participants should dial (706) 679-5932 at least ten minutes before the scheduled start time. Please reference Hanover conference call number 1549779. For those unable to participate, a replay will be available from 2:00 p.m. Eastern Time on Friday, February 18, 2005 until midnight on Friday, March 18, 2005. To listen to the replay, please dial (800) 642-1687 in the United States and Canada, or (706) 645-9291 internationally, enter access code 1549779. Additionally, the conference call will be broadcast live over the Internet. To access the webcast, log onto the company’s web site (www.hanover-co.com) and click on the webcast link located on the company’s home page.

About Hanover Compressor
Hanover Compressor Company (www.hanover-co.com) is a global market leader in full service natural gas compression and a leading provider of service, fabrication and equipment for oil and natural gas processing and transportation applications. Hanover sells and rents this equipment and provides complete operation and maintenance services, including run-time guarantees for both customer-owned equipment and its fleet of rental equipment. Founded in 1990 and a public company since 1997, Hanover’s customers include both major and independent oil and gas producers and distributors as well as national oil and gas companies.

Forward-looking Statements
Certain matters discussed in this presentation are “forward-looking statements” intended to qualify for the safe harbors established by the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements can generally be identified as such because of the context of the statement or because the statement includes words such as “believes,” “anticipates,” “expects,” “estimates,” or words of similar import. Similarly, statements that describe Hanover’s future plans, objectives or goals or future revenues or other financial measures are also forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated as of the date the statements were made. These risks and uncertainties include, but are not limited to: our inability to renew our short-term leases of equipment with our customers so as to fully recoup our cost of the equipment; a prolonged substantial reduction in oil and natural gas prices, which could cause a decline in the demand for our compression and oil and natural gas production equipment; reduced profit margins or the loss of market share resulting from competition or the introduction of competing technologies by other companies; legislative changes or changes in economic or political conditions in the countries in which we do business; the inherent risks associated with our operations, such as equipment defects, malfunctions and failures and natural disasters; governmental safety, health, environmental and other regulations, which could require us to make significant expenditures; our inability to implement certain business objectives such as integrating acquired businesses, implementing enterprise resource planning systems, generating sufficient cash, accessing capital markets, refinancing existing or incurring additional indebtedness to fund our business, and executing our exit and sale strategy with respect to assets classified on our balance sheet as assets held for sale and our inability to comply with covenants in our debt agreements and the decreased financial flexibility associated with our substantial debt. A discussion of these and other factors is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

(Tables Follow)

HANOVER COMPRESSOR COMPANY
CONSOLIDATED FINANCIAL DATA
AND EBITDA RECONCILIATION
(in thousands of dollars, except per share amounts)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
Revenues and other income:
U.S. rentals	$85,432	$82,458	$341,570	$324,186
International rentals	55,702	50,300	214,598	191,301
Parts, service and used equipment	45,784	47,008	180,321	164,935
Compressor and accessory fabrication	39,715	25,057	158,629	106,896
Production and processing equipment fabrication	77,645	49,508	270,284	260,660
Equity in income of non-consolidated affiliates	4,913	6,072	19,780	23,014
Other	886	1,760	3,413	4,088

	310,077	262,163	1,188,595	1,075,080
Expenses:
U.S. rentals	36,275	33,382	144,580	127,425
International rentals	18,416	18,569	63,953	61,875
Parts, service and used equipment	37,177	37,474	135,929	123,255
Compressor and accessory fabrication	37,248	22,972	144,832	96,922
Production and processing equipment fabrication	71,694	45,401	242,251	234,203
Selling, general and administrative	46,933	41,544	173,066	159,870
Foreign currency translation	(4,622)	1,212	(5,222)	2,548
Cost of litigation settlement	(260)	2,738	(4,163)	42,991
Other	(162)	(45)	407	2,906

	242,699	203,247	895,633	851,995

EBITDA from continuing operations (1)	67,378	58,916	292,962	223,085
Depreciation and amortization	46,426	44,828	175,308	169,164
Goodwill impairment	—	—	—	35,466
Leasing expense	—	—	—	43,139
Interest expense	38,809	31,892	146,978	89,175

	85,235	76,720	322,286	336,944

Loss from continuing operations before income taxes	(17,857)	(17,804)	(29,324)	(113,859)
Provision for income taxes	8,352	23,074	24,767	3,629

Loss from continuing operations	(26,209)	(40,878)	(54,091)	(117,488)
Income (loss) from discontinued operations, net of tax	5,992	4,430	10,085	(3,861)
Cumulative effect of accounting change, net of tax	—	—	—	(86,910)

Net loss	$(20,217)	$(36,448)	$(44,006)	$(208,259)

Basic loss per common share:
Loss from continuing operations	$(0.31)	$(0.50)	$(0.64)	$(1.45)
Income (loss) from discontinued operations, net of tax	0.07	0.05	0.12	(0.05)
Loss from cumulative effect of accounting change	—	—	—	(1.07)

Net loss	$(0.24)	$(0.45)	$(0.52)	$(2.57)

Diluted loss per common share:
Loss from continuing operations	$(0.31)	$(0.50)	$(0.64)	$(1.45)
Income (loss) from discontinued operations, net of tax	0.07	0.05	0.12	(0.05)
Loss from cumulative effect of accounting change	—	—	—	(1.07)

Net loss	$(0.24)	$(0.45)	$(0.52)	$(2.57)

Weighted average common and common equivalent shares outstanding:
Basic	85,561	81,767	84,792	81,123

Diluted	85,561	81,767	84,792	81,123

Gross profit percentage:
U.S. rentals	58%	60%	58%	61%
International rentals	67%	63%	70%	68%
Parts, service and used equipment	19%	20%	25%	25%
Compressor and accessory fabrication	6%	8%	9%	9%
Production and processing equipment fabrication	8%	8%	10%	10%

(1)	EBITDA from continuing operations consists of consolidated income (loss) from continuing operations before interest expense, leasing expense, provision for (benefit from) income taxes, depreciation and amortization and goodwill impairment. We believe that EBITDA is a commonly used measure of financial performance for valuing companies in our industry. EBITDA should not be considered as an alternative to measures prescribed by generally accepted accounting principles and may not be comparably calculated from one company to another. Forward-looking information concerning Hanover’s 2005 net income, which we believe is the most directly comparable GAAP financial measure to Hanover’s EBITDA is unavailable because the following items are significantly uncertain so as to make a 2005 prediction inadvisable: interest expense, foreign currency translation, taxes, depreciation and net results from and proceeds of the sale of our assets held for sale. The ultimate outcome of these uncertain items may have an impact on our net income.